Exhibit (a)(5)(D)

Dec 4, 2011

Dear SAP Customer,

Today, SAP announced the intention to acquire SuccessFactors, the world market leader in human capital management cloud solutions. (http://www.sap.com/newsroom). We believe this will offer many benefits for your business, and would like to share some details about what you can expect from this powerful new combination in the cloud.

With the acquisition of SuccessFactors, we will gain immediate strength and leadership in the fast growing segment of cloud-based applications for people and talent management – a top priority of CEOs globally. We will also be the only company that can offer end-to-end processes integrating world-class line of business cloud offerings with the most respected on-premise solutions available.

The intended acquisition of SuccessFactors brings with it much excitement about SAP’s commitment to leadership in the cloud. We are building on our great assets with SAP Business ByDesign - our cloud based suite solution - and our existing line-of-business solutions, such as Sales on Demand. As the world market leader for cloud based human capital management (HCM) solutions, SuccessFactors complements and accelerates our portfolio.

SAP and SuccessFactors share a common goal: helping you run your business better and achieve success across your enterprise - whether on premise, in the cloud or on mobile devices. We look forward to the future innovation and new business value this combination will create for you.

We will provide you with more details in the coming months while we wait for regulatory clearances and acceptance by SuccessFactors stockholders. In the meantime, we remain committed to your success as SAP and SuccessFactors step forward together on this new path. We thank you for your business. Your local SAP representative is available to respond to any questions you may have.

Sincerely,

Jim & Bill

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of SuccessFactors common stock described herein has not commenced. At the time the offer is commenced SAP America, Inc. and SuccessFactors Expansion Corporation, an indirect subsidiary of SAP AG, will file a Schedule TO Tender Offer Statement with the Securities and Exchange Commission, and SuccessFactors, Inc. will file a Schedule 14D-9 Solicitation/Recommendation Statement with respect to the offer. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the Tender Offer. Those materials and other documents filed by SAP AG, SAP America, Inc., SuccessFactors Expansion Corporation or SuccessFactors with the SEC will be available at no charge on the Securities and Exchange Commission’s web site at www.sec.gov. The Schedule TO Tender Offer Statement and related materials may be obtained for free by directing such requests to SAP AG, Attention: Stefan Gruber, Dietmar-Hopp-Allee 16, 69190 Walldorf, Germany, Telephone: +49 6227 744872. The Schedule 14D-9 Solicitation/Recommendation Statement and such other documents may be obtained for free by directing such requests to SuccessFactors Global Headquarters, Attention: Hillary Smith, 1500 Fashion Island Blvd. Suite 300, San Mateo, CA 94404, USA, Telephone +1 (650) 645-2000.

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “predict”, “should” and “‘will” and similar expressions as they relate to SAP or SuccessFactors are intended to identify such forward-looking statements. This document contains forward-looking statements that involve risks and uncertainties concerning the parties’ ability to close the transaction and the expected closing date of the transaction, the anticipated benefits and synergies of the proposed transaction, anticipated future combined operations, products and services, and the anticipated role of SuccessFactors, its key executives and its employees within SAP following the closing of the transaction. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the outcome of regulatory reviews of the proposed transaction, the ability of the parties to complete the transaction, the failure to retain key SuccessFactors employees, customer and partner uncertainty regarding the anticipated benefits of the transaction, the failure of SAP and SuccessFactors to achieve the anticipated synergies of the proposed transaction and other risks detailed in SAP’s and SuccessFactors’s SEC filings, including those discussed in SAP’s annual report on Form 20-F for the year ended December 31, 2010 and SuccessFactors’ quarterly report on Form 10-Q for the quarter ended

September 30, 2011, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov. Neither SAP nor SuccessFactors is obligated to update these forward-looking statements to reflect events or circumstances after the date of this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.